Exhibit 5

May 14, 2008

Pro-Pharmaceuticals, Inc.

7 Wells Avenue

Newton, Massachusetts 02458

Ladies and Gentlemen:

We have acted as counsel for Pro-Pharmaceuticals, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (the “Registration Statement”), including a prospectus to be filed with the Commission pursuant to Rule 424(b) of Regulation C promulgated under the Securities Act (the “Prospectus”) relating to the offering of up to 16,825,073 shares (the “Resale Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”), that are issued or issuable upon (i) exercise of the Company’s warrants dated February 14, 2006 (the “2006 Warrants”) to purchase shares of Common Stock, (ii) conversion of or as stock dividends on the Company’s Series A 12% Convertible Preferred Stock (the “Series A Preferred”), and (iii) exercise of the Company’s warrants dated February 4, 2008 (the “2008 Warrants”) to purchase shares of Common Stock. All of the Resale Shares are being registered on behalf of stockholders of the Company (the “Selling Stockholders”).

As counsel to the Company, in connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions set forth herein. In our examinations, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies and the authenticity of the originals of such latter documents.

Based upon the foregoing, we are of the opinion that the Resale Shares issuable upon exercise of the 2006 Warrants and the 2008 Warrants, and upon conversion of or as stock dividends on the Series A Preferred, have been duly authorized and, when issued upon such exercise, conversion or as a stock dividend in accordance with the terms of the instrument to which they relate, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm appearing under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP
Greenberg Traurig, LLP